UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

        June 18, 2009
Date of Report (Date of earliest event reported)

inTEST Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-22529 (Commission File Number)	22-2370659 (I.R.S. Employer Identification No.)

7 Esterbrook Lane, Cherry Hill, New Jersey 08003
(Address of Principal Executive Offices, including zip code)

        (856) 424-6886
(Registrant's Telephone Number, including area code)

            N/A
(Former name or former address, if changed since last report)

[ ]	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

As previously reported, on April 14, 2009, the Company approved workforce reductions in its Singaporean operations, which are part of its Manipulator and Docking Hardware product segment. In connection with this workforce reduction, Management determined to suspend manufacturing operations at the Singapore facility and to transfer manufacturing of the docking hardware products that had been manufactured in Singapore to Cherry Hill, New Jersey. The Company expects the suspension of manufacturing in Singapore to be completed by June 30, 2009. The Company does not expect to incur any significant costs in connection with the suspension of manufacturing operations in Singapore.

Also as previously reported, on April 27, 2009, the Company approved the transfer of its Tester Interface product segment operations, currently located in San Jose, California, to Cherry Hill, New Jersey. The Company also reported that in connection with the transfer of operations, thirteen staff would be terminated. Subsequently, Management determined that it would not be beneficial to transfer the Tester Interface operations from San Jose to Cherry Hill, and two of the thirteen staff would not be terminated. As a result of this change, the workforce reductions that were completed in the Tester Interface product segment in April and May 2009 represented 61% of the employees in this segment and one-time termination benefits incurred by the Company were approximately $76,500, rather than 72% and $101,677, respectively, as previously reported.

As a result of the changes made in the Tester Interface product segment workforce reductions above, the Company currently expects that the restructuring actions taken in April and May in Singapore, San Jose and Japan (as previously reported) will reduce its annual operating expenses by approximately $1.3 million, rather than $1.5 million as previously reported.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

inTEST CORPORATION

By: /s/ Hugh T. Regan, Jr.
        Hugh T. Regan, Jr.
        Treasurer, Secretary and Chief Financial Officer

Date:   June 18, 2009